Exhibit 10.1

INVESTMENT AGREEMENT
by and between
FX Real Estate and Entertainment Inc.,
The Huff Alternative Fund, L.P.
and
The Huff Alternative Parallel Fund, L.P.
Dated as of January 9, 2008

TABLE OF CONTENTS

Section 1. Rights Offering and Investor Backstop Purchases	2
1.1 Provision with Respect to Rights Offering	2
1.2 Company Option to Require Investor Backstop Purchase	2
1.3 The Rights Offering	3

Section 2. Representations and Warranties of the Company	5
2.1 Organization	5
2.2 Due Authorization	5
2.3 Due Execution; Enforceability	5
2.4 Due Issuance and Authorization of Capital Stock	6
2.5 Capitalization	6
2.6 Financial Statements; Internal Controls	7
2.7 Consents	8
2.8 No Conflicts	9
2.9 Compliance	9
2.10 Sillerman Investment Agreement	9
2.11 SEC Filings	10
2.12 No Material Adverse Change	10
2.13 Legal Proceedings	10
2.14 Title to Intellectual Property	11
2.15 No Undisclosed Relationships	11
2.16 Taxes	11
2.17 Licenses and Permits	11
2.18 Compliance With ERISA	11
2.19 No Unlawful Payments	12

Section 3. Representations and Warranties of each of the Investors	12
3.1 Organization	12
3.2 Due Authorization	12
3.3 Due Execution; Enforceability	13
3.4 No Registration Under the Securities Act	13
3.5 Acquisition for Investment	13
3.6 Accredited Investor, Etc	13

Section 4. Additional Covenants	13
4.1 Listing	13
4.2 Legends	13
4.3 Special Preferred Stock	14
4.4 Board of Directors Matters	16
4.5 Information Rights	16
4.6 Maintain Properties and Corporate Existence	17
4.7 Appraisal	17
4.8 Further Assurances	18
4.9 Commitment Fee	18

i

4.10 Expenses	18
4.11 Notice to the Investors	18

Section 5. Conditions to Closing	19
5.1 Conditions to the Investors’ Obligations to Purchase the Investor Backstop Shares	19
5.2 Conditions to Company’s Obligations	21

Section 6. Termination	22
6.1 Termination	22
6.2 Effect of Termination	23
6.3 Fees and Expenses	23

Section 7. Indemnification; Survival of Representations and Warranties	23
7.1 Indemnification	23
7.2 Survival of Representations and Warranties	25

Section 8. Definitions	26

Section 9. Miscellaneous	30
9.1 Notices	30
9.2 Assignment	31
9.3 Entire Agreement	31
9.4 Waivers and Amendments	31
9.5 Governing Law; Jurisdiction; Venue; Process	31
9.6 Counterparts	32
9.7 Headings	32
9.8 Severability	32
Exhibits
Exhibit A — Form of Sillerman Investment Agreement
 ii

INVESTMENT AGREEMENT
Dated as of January 9, 2008
          THIS INVESTMENT AGREEMENT (this “Agreement”) is made by and between FX Real Estate and Entertainment Inc., a Delaware corporation (the “Company”), and the investors named on Schedule 1 attached hereto (each, an “Investor” and collectively, the “Investors”).
          As promptly as practicable following the date of this Agreement, 19,743,349 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), are to be distributed to the stockholders of CKX, Inc., a Delaware corporation, of record on December 31, 2007 (the “Distribution”). Pursuant to the Distribution, the Investors are to receive an aggregate of 2,802,442 shares of Common Stock (the “Investor Distribution Shares”), which will represent approximately 7.1% of the number of shares of Common Stock to be outstanding immediately after the Distribution. The shares of Common Stock to be distributed pursuant to the Distribution have been registered with the Securities and Exchange Commission (the “SEC”) on a registration statement on Form S-1, registration No. 333-145672 declared effective by the SEC on December 31, 2007 (as amended and supplemented through the date hereof, including by means of the prospectus filed pursuant to SEC Rule 424(b) on January 3, 2008, the “Distribution Registration Statement”).
          As promptly as practicable following the Distribution, the Company intends to conduct a rights offering (the “Rights Offering”) pursuant to which each of the Company’s stockholders will be offered the right to purchase one additional share of Common Stock for each two shares of Common Stock owned as of the record date established for the Rights Offering (each, a “Right” and collectively, the “Rights”) at a price currently expected to be ten Dollars ($10.00) per share. The holders of 20,046,898 shares of Common Stock have agreed with the Company that they will not participate in the Rights Offering.
          Since September 2007, the parties have been negotiating certain agreements pursuant to which the Investors would receive the right to and would agree to purchase a substantial portion of the shares of Common Stock underlying rights that are not exercised in the Rights Offering. The Company and the Investors wish to set forth herein certain agreements with respect to the Rights Offering and the purchase of certain shares of Common Stock that are not otherwise purchased in the Rights Offering.
          Certain terms used in this Agreement have the meanings ascribed thereto in Section 8 hereof.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
          Section 1. Rights Offering and Investor Backstop Purchases.
          1.1 Provision with Respect to Rights Offering. Anything to the contrary in the Rights Offering notwithstanding, the Investors shall only be permitted to exercise, and the Investors waive any rights to exercise any Rights in excess of, such number of Rights in the Rights Offering as will result in the Investors owning less than ten percent (10%) of (i) the aggregate number of issued and outstanding shares of Common Stock immediately prior to the Rights Offering plus (ii) the number of shares of Common Stock the Investors are entitled to purchase in the Rights Offering, whether or not such right is exercised (and excluding all shares of Common Stock underlying Rights issued to any other Person in the Rights Offering).
          1.2 Company Option to Require Investor Backstop Purchase.
          (a) Upon and subject to the terms, provisions and conditions of this Agreement, the Company shall have the right (but not the obligation), exercisable by written notice to the Investors as contemplated in Section 1.2(c) hereof, to require the Investors to purchase the Maximum Number of Backstop Shares, or such lesser number of shares of Common Stock as may be determined in the sole discretion of the Company. Upon the Company’s exercise of the option granted in this Section 1.2(a), the Investors shall be required to, and shall, purchase such shares at the Investor Backstop Closing, such purchase to be made with immediately available funds for a per-share purchase price equal to the Subscription Price, and on such other terms and conditions as shall be applicable to the Rights Offering as set forth in the Rights Offering Registration Statement in the form delivered to the Investors pursuant to Section 1.3(a) hereof, subject to the terms of this Agreement which shall control in the event of any conflict; provided, however, that, anything to the contrary notwithstanding, the maximum number of shares of Common Stock that the Investors will be required to purchase pursuant to this Section 1.2(a) shall not exceed an aggregate of Forty Million Dollars ($40,000,000) divided by the Subscription Price (rounded to the nearest whole share).
          (b) The “Maximum Number of Backstop Shares” shall mean the number (which in any case shall be subject to the limitation set forth in the proviso set forth at the end of Section 1.2(a) hereof) of shares of Common Stock equal to the sum of:
               (i) the number determined by dividing Fifteen Million Dollars ($15,000,000) by the Subscription Price (such number, the “$15 Million Tranche Number”); plus
               (ii) the lesser of (x) the number determined by dividing Twenty-five Million Dollars ($25,000,000) by the

               Subscription Price, and (y) one-half of the excess, if any, of the number of shares of Common Stock that are not otherwise purchased in the Rights Offering over the $15 Million Tranche Number;
provided, however, that, without duplication of any other conditions set forth in Section 5.1(i) hereof, the Investors shall not be obligated to purchase any number of shares in excess of the $15 Million Tranche Number unless Sillerman shall purchase an equal number of shares of Common Stock at the a price not less than the Subscription Price simultaneously with the Investor Backstop Closing. In addition, the Company agrees that it will not require or permit Sillerman to purchase shares of Common Stock not purchased in the Rights Offering pursuant to the Sillerman Investment Agreement or otherwise unless the Company exercises its right to require the Investors to purchase shares pursuant to Section 1.2(a) hereof and the foregoing provisions of this Section 1.2(b); provided, however, that the foregoing shall not prohibit Sillerman from purchasing from the Company or the Company from selling to Sillerman any shares of Common Stock pursuant to the exercise of Rights granted to Sillerman pursuant to the Rights Offering.
          (c) Within two (2) Business Days after the closing of the Rights Offering, and in any event not later than the giving of notice to Sillerman pursuant to Section 1.2(c) of the Sillerman Investment Agreement, the Company shall deliver to the Investors a written notice setting forth the number of shares to be purchased pursuant to Section 1.2(a) hereof (the “Investor Backstop Shares” and, collectively with the Investor Distribution Shares and the Investor Rights Shares, the “Investor Shares”) and the total purchase price for such shares (which shall be determined based on the Subscription Price), together with a calculation thereof in reasonable detail.
          (d) The Company and the Investors shall consummate the purchase and sale of the Investor Backstop Shares at the offices of the Company or its counsel in New York, New York by no later than the close of business on the fifteenth (15th) Business Day after the date the notice pursuant to Section 1.2(c) hereof is received by the Investors (such closing, the “Investor Backstop Closing”). The date of the Investor Backstop Closing is sometimes referred to hereinafter as the “Investor Backstop Closing Date.”
          1.3 The Rights Offering.
          (a) The Company is preparing a registration statement (including each amendment and supplement thereto, the “Rights Offering Registration Statement”) on Form S-1 covering the issuance of the Rights and the shares of Common Stock to be issued pursuant to the Rights Offering. The Company has furnished the latest draft of the Rights Offering Registration Statement to the Investors. The Company intends to use its commercially reasonable efforts to (i) cause the Rights Offering Registration Statement to be filed with the SEC as promptly as practicable after the execution and delivery of this Agreement; (ii) cause the Rights Offering Registration Statement to be declared effective by the SEC as promptly as practicable; and (iii) commence the Rights Offering as promptly as practicable following the effective date of the Rights Offering Registration Statement. The Company shall have the sole and absolute right to terminate the Rights Offering without closing on the purchase and sale of any shares of Common Stock thereunder and hereunder. Upon any such termination, the obligations of the Investors under this Agreement shall terminate without any obligation to purchase shares of Common Stock pursuant to Section 1.2 hereof, and the provisions of Section 4.3, Section 4.4, Section 4.9, Section 4.10, Section 6.3, and Section 7 hereof shall remain in effect.
          (b) The Company shall (i) not permit any securities other than the Rights and the shares of Common Stock underlying the Rights to be included in the Rights Offering Registration Statement; (ii) furnish to the Investors each amendment or supplement to the Rights Offering Registration Statement prior to its filing with or other submission to the SEC and shall afford the Investors a reasonable opportunity (but in any event not less than 48 hours after receipt by the Investors) to review and comment upon such amendment or supplement in each instance before it is filed with the SEC; provided, however, that to the extent information is contained in such Rights Offering Registration Statement with respect to the Investors, the Company shall not (except as may be required by law) file such Rights Offering Registration Statement if the Investors have notified the Company of an objection with respect to such information; (iii) provide the Investors with any written comments or other written communications that the Company or its counsel receives from time to time from the SEC with respect to the Rights Offering Registration Statement promptly after the receipt of such comments or other communications; and (iv) correct any information in the Rights Offering Registration Statement if, and to the extent, that such information becomes false or misleading in any material respect, and the Company will take all steps necessary to cause the Rights Offering Registration Statement, as so corrected, to be filed with the SEC and, upon its effectiveness, to be disseminated to the distributees of the Rights, in each case as and to the extent required by applicable federal securities laws.
          (c) Each of the Investors shall furnish to the Company such information regarding itself as the Company or its counsel may reasonably request for disclosure as the Company and its counsel reasonably believe to be required in the Rights Offering Registration Statement pursuant to applicable law, and each Investor hereby represents and warrants that such information will be true, correct and complete in all material respects, and covenants, as long as the Rights Offering Registration Statement is in effect, to promptly provide the Company with any information that may be necessary in order to correct such information to the extent it ceases for any reason to continue to be true, correct and complete in all material respects. The Company shall have the right to include in the Rights Offering Registration Statement all such information furnished by the Investors in writing expressly for use in connection with the Rights Offering Registration Statement, as well as a description of this Agreement and a copy hereof as an Exhibit to the Rights Offering Registration Statement.

          (d) The Investors shall not be obligated to participate in the Rights Offering and shall have the sole right to determine the extent, if any, to which they may participate in the Rights Offering; provided, however, that nothing in this Section 1.3(d) shall in any way limit the obligations of the Investors to consummate the purchase of the Investor Backstop Shares in the Investor Backstop Closing on and subject to the terms of this Agreement (if and to the extent the Company exercises its option under Section 1.2(a) hereof).
          Section 2. Representations and Warranties of the Company.
          The Company hereby represents and warrants to each of the Investors as follows:
          2.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of its subsidiaries is a an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and each of the Company and its subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of each jurisdiction where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification or license necessary, except where the failure to be so qualified or licensed would not reasonably be expected to either prevent or materially delay its ability to perform its obligations hereunder or under the Related Agreements and would not, individually or in the aggregate have a Material Adverse Effect. Each of the Company and its subsidiaries has the full corporate power and authority to own and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted after the consummation of the Rights Offering and the Investor Backstop Closing.
          2.2 Due Authorization. The Company has the full corporate right, power and authority to enter into, execute and deliver this Agreement and the Related Agreements and to perform its obligations hereunder and thereunder, including the issuance of the Investor Shares and the Special Preferred Stock to be issued hereby, and has taken all necessary corporate and stockholder action required for the due authorization, execution, delivery and performance by it of this Agreement, the Related Agreements and the consummation of the transactions contemplated hereby and thereby, including the issuance of the Investor Rights Shares, the Investor Backstop Shares and the Special Preferred Stock.
          2.3 Due Execution; Enforceability. This Agreement and the Related Agreements have been duly and validly executed and delivered by the Company and constitute or will constitute upon execution, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
          2.4 Due Issuance and Authorization of Capital Stock. The Investor Rights Shares, the Investor Backstop Shares and the Special Preferred Stock issued and delivered to each of the Investors provided herein will be, upon issuance, duly authorized, validly issued, fully paid and non-assessable. The Investor Rights Shares, the Investor Backstop Shares and the Special Preferred Stock will be free of any Liens, charges or encumbrances, and will be free of restrictions on transfer, in each case other than those created by or imposed upon the Investors through no action of the Company and other than any restrictions on transfer pursuant to applicable state and federal securities laws.
          2.5 Capitalization.
          (a) The authorized capital stock of the Company as of the date hereof and without giving effect to the Distribution or the Rights Offering, consists solely of (i) 300,000,000 shares of Common Stock, par value $0.01 per share, of which 39,790,247 shares are issued and outstanding, and (ii) 75,000,000 shares of Preferred Stock, par value $0.01 per share, none of which are outstanding as of the date hereof. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and non-assessable, are not subject to any preemptive rights and were not issued in violation of the Securities Act or any other applicable laws (including, without limitation, state securities or “blue sky” laws).
          (b) The authorized, issued and outstanding capital stock of the Company immediately after the consummation of the Distribution, the Rights Offering and the Investor Backstop Closing will be as set forth in Schedule 2.5(b) hereto (based on the assumptions set forth thereon with respect to the Rights Offering). All shares of capital stock of the Company issued and outstanding immediately after the consummation of the Distribution, the Rights Offering and the Investor Backstop Closing will be duly authorized, validly issued, fully paid and non-assessable.
          (c) Other than as set forth on Schedule 2.5(c) hereto, the Company does not have outstanding any securities convertible into or exercisable or exchangeable for any shares of its capital stock nor does it have outstanding any rights to subscribe for or to purchase, or any warrants, options or other rights for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, any of its capital stock or securities convertible into or exercisable or exchangeable for any of its capital stock or other equity interests. Other than as set forth on Schedule 2.5(c) hereto, no shares of the Company’s outstanding capital stock, or stock issuable upon exercise or exchange of any outstanding options, warrants or rights, or other stock issuable by the Company, are subject to any rights of first refusal or other rights to purchase such stock (whether in favor of the Company or any other Person), pursuant to any agreement or commitment of the Company. Except as set forth on Schedule 2.5(c) hereto, the

Company has no obligation to pay any dividend on or make any distribution in respect of any capital stock.
          (d) Except as set forth on Schedule 2.5(d) hereto, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, evidences of indebtedness or commitments of any character, written or oral, under which the Company is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The outstanding capital stock of the Company is not subject to any voting trust agreement or other agreement or commitment restricting or otherwise relating to the voting, dividend rights or disposition of such capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the stock or other equity interests of the Company.
          2.6 Financial Statements; Internal Controls.
          (a) The financial statements and the related notes thereto included or incorporated by reference in the Distribution Registration Statement and the Rights Offering Registration Statement comply, or when filed with the SEC shall comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and fairly present in all material respects the financial position of the Company and its subsidiaries (and their predecessors, as applicable) as of the respective dates specified therein and the results of its (or their) operations and cash flows for the specified periods then ended and have been prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved except as set forth in the notes thereto; provided, however, that, as to any such financial statement that is not accompanied by an unqualified report of an independent accounting firm, the foregoing statement are qualified by the absence of certain notes that would be required as part of audited financial statements and by the need for certain year-end accruals that would be made in the ordinary course for audited annual financial statements which are not expected to be material in the aggregate. Since the date of the most recent financial statements of the Company and its subsidiaries included in the Distribution Registration Statement, there has been no material adverse change in the condition (financial or otherwise), earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business. The pro forma financial information and the related notes thereto included or incorporated by reference in the Distribution Registration Statement and the Rights Offering Registration Statement have been prepared, and when filed with the SEC shall have been prepared, in accordance with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and the assumptions underlying such pro forma financial information are reasonable and are set forth in the Distribution Registration Statement and Rights Offering Registration Statement, as applicable.
     (b) The Company and its subsidiaries have in place, or will have in place when required by applicable law, rule or regulation, the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the principal executive officer and principal financial officer of the Company to engage in the review and evaluation process mandated by Section 302 of SOXA. The Company’s “disclosure controls and procedures” are reasonably designed to ensure that material information (both financial and non-financial) relating to the Company required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required by Section 302 of SOXA with respect to such reports. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply with any provision of SOXA that is applicable to the Company, including (as applicable) Section 402 related to loans and Section 906 related to certifications.
     (c) The Company and its subsidiaries maintain, or will maintain when required by applicable law, rule or regulation, systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the Distribution Registration Statement, there are no material weaknesses in the Company’s internal controls.
          2.7 Consents. Except for such filings and approvals as may be required under, and other applicable requirements of, federal securities laws and applicable state securities or “blue sky” laws, which will be made as of the consummation of the Distribution and the Rights Offering and the Investor Backstop Closing, as applicable, the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby do not require any consent or approval, registration or qualification of, authorization by, exemption from, filing with, or notice to any Governmental Entity or any other Person.
          2.8 No Conflicts. The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereunder and thereunder, will not (a) conflict with, violate or result in any breach of any provision of the Company’s certificate of incorporation or by-laws, (b) conflict with, violate or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any Lien, right of termination, acceleration or cancellation under, or materially modify or trigger a change in the rights or obligations of another party under, any agreement, lease, mortgage, license, indenture, instrument or other contract to which the Company or any subsidiary is a party or by which any of its respective properties or assets are bound, or (c) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, federal and state securities laws and regulations) applicable thereto or by which any of its properties or assets are bound or affected, except (i) for such conflicts or violations that would not, individually or in the aggregate, have a Material Adverse Effect and (ii) in the case of clauses (b) or (c), where such conflicts or violations would not prevent or delay its ability to consummate the transactions contemplated by this Agreement or the Registration Rights Agreement.
          2.9 Compliance. Each of the Company and its subsidiaries is, in all material respects, in compliance with all applicable domestic, foreign and supranational statutes, laws, regulations, ordinances, permits, rules, writs, judgments, orders, decrees and arbitration awards (including, without limitation, environmental laws, labor laws and the Foreign Corrupt Practices Act). There is no term or provision of any mortgage, indenture, contract, agreement or instrument to which the Company or any of its subsidiaries is a party or by which it is bound, or of any provision of any foreign, Federal or state judgment, decree, order, statute, rule or regulation applicable to or binding upon the Company or any of its subsidiaries, which restricts in any respect the conduct of their respective businesses, or that in any manner relates to their respective policies, affairs or management, or that otherwise is reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has, since its inception, received any notice relating to any violation or potential violation of any applicable statutes, laws, regulations, ordinances, permits, rules, writs, judgments, orders, decrees and arbitration awards.
          2.10 Sillerman Investment Agreement. Simultaneously with the execution and delivery of this Agreement, the Company and Robert F.X. Sillerman are executing and delivering an Investment Agreement in the form of Exhibit A hereto (the “Sillerman Investment Agreement”).

          2.11 SEC Filings. The Distribution Registration Statement and any future amendments thereto do not contain and, upon the filing of the Rights Offering Registration Statement with the SEC and the effectiveness thereof, the Rights Offering Registration Statement and any amendments thereto, and any other Time of Sale Information will not contain, and, upon the purchase of the Investor Rights Shares and Investor Backstop Shares, neither the Distribution Registration Statement and any future amendments thereto nor the Rights Offering Registration Statement and any amendments thereto will contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No order suspending the effectiveness of or seeking to prevent, preventing or suspending the use of the Distribution Registration Statement has been asserted or issued by the SEC, and, as of the consummation of each of the Distribution and the Rights Offering and the Investor Backstop Closing, no order suspending the effectiveness of, or seeking to prevent, preventing or suspending the use of the Distribution Registration Statement or the Rights Offering Statement, as applicable, shall have been asserted or issued by the SEC.
          2.12 No Material Adverse Change. Since the date of the most recent financial statements of the Company provided in accordance with Section 2.6 hereof, and except as described in the most recent amendment of the Distribution Registration Statement, (a) there has not been any change in the capital stock or long-term debt of the Company, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, properties, management, financial position, results of operations or prospects of the Company; (b) the Company has not entered into any transaction or agreement that is material to the Company or incurred any liability or obligation, direct or contingent, that is material to the Company; and (c) the Company has not sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, except in each case as otherwise disclosed in the Distribution Registration Statement.
          2.13 Legal Proceedings. Except as described in the Distribution Registration Statement, (i) there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its subsidiaries is or may be a party or to which any property of the Company or any of its subsidiaries is or may be the subject that, individually or in the aggregate, if determined adversely to the Company or any of its subsidiaries, could reasonably be expected to have a Material Adverse Effect; (ii) to the Knowledge of the Company, no such investigations, actions, suits or proceedings are threatened or contemplated or threatened by any Governmental Entity or pending by Person; (iii) there are no current or pending legal, governmental or regulatory actions, suits or proceedings that are required under the Securities Act to be described in the Distribution that are not so described in the Distribution Registration

Statement; and (iv) there are no statutes, regulations or contracts or other documents that are required under the Securities Act to be filed as exhibits to the Distribution Registration Statement or described in the Distribution Registration Statement that are not so filed as exhibits to the Distribution Registration Statement or described in the Distribution Registration Statement.
          2.14 Title to Intellectual Property. The Company and its subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or un-patentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses; and the conduct of their respective businesses will not conflict in any material respect with any such rights of others, and neither the Company nor any of its subsidiaries has received any written notice or, to the Knowledge of the Company, any oral notice, of any claim of infringement or conflict with any such rights of others.
          2.15 No Undisclosed Relationships. No relationship, direct or indirect, exists between or among the Company or any of its subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of its subsidiaries, on the other hand, exists that is required by the Securities Act to be described in the Distribution Registration Statement or the Rights Offering Registration Statement and is not so described therein, or (in the case of the Rights Offering Registration Statement) will not be so described therein. Except for transactions disclosed in the Distribution Registration Statement, all Affiliated Party Transactions of the Company are set forth on Schedule 2.15 hereto.
          2.16 Taxes. The Company and its subsidiaries have paid all federal, state, local and foreign taxes and filed all tax returns required to be paid or filed through the date hereof; and except as otherwise disclosed in the Distribution Registration Statement, there is no tax deficiency that has been, or could reasonably be expected to be, asserted against the Company or any of its subsidiaries or their respective properties or assets.
          2.17 Licenses and Permits. The Company and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate Governmental Entities that are necessary for the ownership or lease of their respective properties or the conduct of their respective business, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization and has no reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.
          2.18 Compliance With ERISA. (i) Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as

amended (“ERISA”), for which the Company or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) would have any liability (each, a “Plan”) has been maintained and operated in all material respects in accordance with its terms and is in material compliance with any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan excluding transactions effected pursuant to a statutory or administrative exemption; (iii) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no “accumulated funding deficiency” as defined in Section 412 of the Code and Section 302 of ERISA, whether or not waived, has occurred or is reasonably expected to occur; (iv) no “reportable event” (within the meaning of Section 4043(c) of ERISA and the regulations promulgated by the Pension Benefit Guaranty Corporation “PBGC” under such Section) has occurred or is reasonably expected to occur which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of that event; and (v) neither the Company nor any member of the Controlled Group has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the PBGC, in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA).
          2.19 No Unlawful Payments. To the Knowledge of the Company, neither the Company nor its subsidiaries nor any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
          Section 3. Representations and Warranties of each of the Investors.
          Each of the Investors, severally and not jointly, hereby represents and warrants to the Company as follows:
          3.1 Organization. The Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.
          3.2 Due Authorization. Each of the Investors has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement.

          3.3 Due Execution; Enforceability. This Agreement has been duly and validly executed and delivered by each of the Investors and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
          3.4 No Registration Under the Securities Act. Each of the Investors understands that the Investor Backstop Shares to be purchased by it pursuant to the terms of this Agreement will be considered “restricted securities” as such term is defined in Rule 144 under the Securities Act, that such shares have not been registered and, except as provided in the Registration Rights Agreement, the Company will not be required to effect any registration under the Securities Act or any state securities law with respect to such shares, that such shares will be issued in reliance upon exemptions contained in the Securities Act or interpretations thereof and in the applicable state securities laws, and that the Investor may not sell, offer for sale or otherwise transfer such shares unless pursuant to a registration statement or in a transaction exempt from or not subject to registration under the Securities Act.
          3.5 Acquisition for Investment. The Investor Backstop Shares to be acquired under this Agreement are being acquired by each of the Investors solely for its own account, for present investment and not with a view toward resale or other distribution within the meaning of the Securities Act in violation of the Securities Act; provided, however, that the disposition of an Investor’s property shall at all times be under its control.
          3.6 Accredited Investor, Etc. Each of the Investors is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. Each of the Investors is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding the Investor Backstop Shares for an indefinite period of time, inasmuch as the shares have not been registered under the Securities Act). Each of the Investors is an entity organized or incorporated under the laws of a state of the United States or the District of Columbia and has its principal place of business in the United States.
          Section 4. Additional Covenants.
          4.1 Listing. The Company shall, consistent with the fiduciary duties of its board of directors, use its reasonable best efforts to maintain the listing of the Common Stock on The Nasdaq Global Market stock exchange.
          4.2 Legends. Each of the Investors agrees with the Company that the certificates evidencing the Investor Backstop Shares will bear the following legend:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR TRANSFERRED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES OR THE SECURITIES ARE SOLD AND TRANSFERRED IN A TRANSACTION THAT IS EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.
          4.3 Special Preferred Stock.
          (a) Prior to the earlier of the date (the “Special Preferred Stock Creation Date”) that is (i) the Investor Backstop Closing Date, or (ii) fifteen (15) days after the Rights Offering is consummated, the Company shall file with the Delaware Secretary of State a certificate of designation containing terms consistent with those set forth in Section 4.3(c) hereof and in a form, consistent with such terms, mutually agreed to in the reasonable good faith of the Company and the Investors (the “Certificate of Designation”), pursuant to which there shall be created a special class of the preferred stock of the Company (the “Special Preferred Stock”) consisting of one (1) share.
          (b) Simultaneously with the earlier of (i) the Investor Backstop Closing Date or (ii) fifteen (15) days after the Rights Offering is consummated if the Company does not elect to require the Investors to purchase the Investor Backstop Shares pursuant to Section 1.2 hereof (provided that the Investors shall not have refused to consummate the Investor Backstop Closing in violation of this Agreement), the Company shall sell to the Designated Investor, and the Designated Investor shall purchase from the Company, for a purchase price of One Dollar ($1.00), one (1) share of Special Preferred Stock.
          (c) The Certificate of Designation shall provide that the Special Preferred Stock shall have the following preferences, limitations and designations:
          (i) Right to Elect Investor Board Member. As long as the Investors continue to own more than twenty (20%) of the Investor Shares, the holder of the Special Preferred Stock shall have the right to elect one representative of the Investors to the Company’s board of directors, and shall provide that such Investor Director (as defined in Section 4.4(a) hereof) shall be entitled to be a member of each committee of the board of directors to the extent permissible under the applicable rules and regulations of the SEC or the Nasdaq Global Market, or applicable law. The Investor Director, in his capacity as a member of the Company’s board of directors, shall be afforded the same rights and privileges as the other members of the Company’s board of directors, including, without limitation, rights to indemnification, insurance, notice, information and the reimbursement of expenses. The foregoing notwithstanding, the Investor Director shall not receive a director fee unless the Company pays a director fee to any of its non-independent directors, in which case the Investor Director shall receive a fee equal to the highest fee paid to any non-independent directors.
          (ii) Right of Investor Board Member to be a Member of, and to Chair, Certain Corporate Governance Committees of the Board of Directors. As long as the Special Preferred Stock is outstanding, (A) the Investor Board Member shall have the right, subject to any restrictions of The Nasdaq Global Market or the SEC, or applicable law, to be a member of, and the chairman of, any committee of the board of directors of the Company formed for the purpose of reviewing any “related party transaction” that is required to be disclosed pursuant to SEC Regulation S-K, Item 404 or any successor rule or regulation (a “Related Party Transaction”) or Affiliated Party Transaction, including any such committee that may be formed pursuant to the applicable rules and regulations of the SEC or The Nasdaq Global Market (each, a “Special Committee”), and (B) the Company shall not engage in any Related Party Transaction or Affiliated Party Transaction that requires the approval of a Special Committee under the rules and regulations of the SEC or The Nasdaq Global Market, unless expressly approved by a Special Committee formed with respect to a review thereof. The foregoing notwithstanding, if the Investor Board Member would not be deemed independent or disinterested with respect to a Related Party Transaction and therefore would not satisfy The Nasdaq Global Market or other applicable requirements for serving on the Special Committee formed with respect thereto, the Investor Board Member will not serve on the relevant Special Committee but will have the right to attend meetings of the Special Committee as an observer, subject to any restrictions of The Nasdaq Global Market or applicable law. Notwithstanding the prior sentence, in the event that the Investor Board Member’s attendance at any meetings of the Special Committee would raise confidentiality issues as between the parties to the transaction that, in the reasonable opinion of counsel to the relevant Special Committee, cannot be resolved by a confidentiality agreement, the Investor Board Member shall be required to recuse himself from such meetings.
          (iii) Right of the Company to Cause Conversion to One Share of Common Stock. At any time beginning on and after the date on which the Investors shall cease to own more than twenty percent (20%) of the Investor Shares, the Company shall have the right to cause the Special Preferred Stock to be converted into one (1) share of Common Stock, subject to appropriate adjustments to give effect to stock splits, stock dividends, recapitalizations and similar transactions affecting the Company’s capital.
          (iv) No Economic Benefits. The Special Preferred Stock shall not confer on the holder thereof any rights to dividends, participation, liquidation preference or other economic benefits, other than the right to be converted into one share of Common Stock as contemplated in Section 4.3(c)(iii) hereof.
          4.4 Board of Directors Matters.
          (a) Promptly after (but in no event later than three (3) Business Days after) the Special Preferred Stock Creation Date, the Company shall cause the number of members that shall constitute its board of directors to be increased by one (1) member and shall cause the vacancy created thereby to be filled by one individual designated by the Designated Investor in a written notice delivered to the Company, pursuant to the rights afforded to the Designated Investor by virtue of the Special Preferred Stock (such person, the “Investor Director”).
          (b) As long as the Investors continue to own more than fifteen percent (15%) of the Investor Shares, the Investors shall be entitled at their option to (but shall not be obligated to) designate, by written notice to the Company, one individual as an observer to the board of directors, and all committees of the board of directors, of the Company (the “Board Observer”). The Board Observer shall, subject to any reasonable confidentiality restrictions as such board or committee may require, and any restrictions of The Nasdaq Global Market or applicable law, be entitled to attend all meetings of the Company’s board of directors and any committees thereof, to be given advance notice of all meetings not later than the time notice is given to any member of the board of directors and to receive upon issuance to the members of the board of directors or any committees thereof any materials prepared for the members of the board of directors or committees thereof (but shall have no right to participate in such meetings). The Board Observer shall, subject to any reasonable confidentiality restrictions as such board or committee may require, and any restrictions of The Nasdaq Global Market or applicable law, be afforded to the same rights and privileges as the other members of the board of directors of the Company, other than the right to vote on matters brought before the members, including, without limitation, rights to indemnification, insurance, notice, information and the prompt reimbursement of expenses (but not the payment of directors fees).
          (c) Upon the consummation of the Distribution, upon the consummation of the Rights Offering and on the Investor Backstop Closing Date, the members of the board of directors of the Company, not including the Investor Director, shall consist of the individuals named on Schedule 4.4(c) hereto.
          4.5 Information Rights. The Company shall make all periodic and other filings as required by the Exchange Act and other applicable law on a timely basis (taking into account all applicable extensions of time). In the event the Company is not subject to the periodic reporting requirements of the Exchange Act or shall fail to make such filings on a timely basis (taking into account all applicable extensions of time), so long as any shares of Common Stock are held by the Investors, the Company shall deliver to the Investors annual and quarterly financial statements, together with any variances against the budget for the applicable quarter, and the year-to-date, and an annual budget. The annual financial statements to be delivered pursuant to this Section 4.5 shall be audited by an independent audit firm of national standing that is registered with the Public Company Accounting Oversight Board.
          4.6 Maintain Properties and Corporate Existence. For as long as the share of Special Preferred Stock issued pursuant to Section 4.3(b) hereof is outstanding, the Company shall and shall cause its subsidiaries to:
          (a) maintain its property in good condition and make all necessary renewals, replacements, additions, betterments and improvements thereto, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be conducted properly and advantageously at all times, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect;
          (b) keep adequately insured, by financially sound and reputable insurers, all of its property of a character usually insured by entities engaged in the same or a similar businesses similarly situated against loss or damage of the kinds and in amounts customarily insured against by such entities and with deductibles or co-insurance no greater than is customary, and carry, with such insurers in customary amounts and with deductibles or co-insurance no greater than is customary, such other insurance, including public liability insurance and liability insurance against claims for any violation of applicable law, as is usually carried by entities engaged in the same or a similar business similarly situated;
          (c) keep proper books of record and account in which entries will be made of all its business transactions and generally maintain a system of accounting established and administered, in accordance with GAAP and maintain the controls and procedures referred to in Section 2.6(b) hereof and (c) in accordance with applicable law, rule and regulation; and
          (d) except as otherwise permitted or contemplated hereby, do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and such rights, patents, trademarks, copyrights, licenses, permits, franchises and authorizations of Government Entities as the Company determines to be necessary, or as are required for the present and presently planned future conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
          4.7 Appraisal. If at any time there is no public market for the shares of Common Stock, so long as any shares of Common Stock are held by the Investors, the Company shall pay or reimburse the Investors for the reasonable costs of obtaining an appraisal of the value of the shares of Common Stock owned by the Investors, no more frequently than once per calendar year, from an accounting, appraisal or investment banking firm selected by the Investors.

          4.8 Further Assurances. From time to time after the date of this Agreement, the parties hereto shall execute, acknowledge and deliver to the other parties such other instruments, documents, and certificates and shall take such other actions as the other parties may reasonably request in order to consummate the transactions contemplated by this Agreement and the Related Agreements.
          4.9 Commitment Fee. Except as may be expressly provided otherwise herein, the Company shall pay to the Investors an aggregate commitment fee of $500,000 (the “Commitment Fee”), payable upon the consummation of the Rights Offering or upon a termination of this Agreement if required pursuant to Section 6.3 hereof.
          4.10 Expenses. Except as may be expressly provided otherwise herein, each of the parties to this Agreement shall pay its own expenses incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder. The foregoing notwithstanding, at the consummation of the Rights Offering and at the Investor Backstop Closing, and upon any termination of this Agreement as contemplated in Section 1.3(a) hereof or pursuant to Section 6.1 hereof, the Company shall promptly pay directly to the Investors’ legal counsel, or reimburse to the Investors for, all reasonable fees and expenses of the Investors’ legal counsel in connection with or relating to the preparation, negotiation, execution, delivery of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby, in an aggregate amount not to exceed $250,000, without duplication.
          4.11 Notice to the Investors. The Company will advise the Investors promptly, and confirm such advice in writing, (i) when the Rights Offering Registration Statement has become effective; (ii) when any amendment to the Rights Offering Registration Statement has been filed or becomes effective; (iii) when any amendment or supplement to the prospectus, as amended or supplemented, contained in the Rights Offering Registration Statement or in the Distribution Registration Statement (as applicable, the “Prospectus”) has been filed with the SEC or any other Time of Sale Information has been used, disseminated or filed; (iv) of any request by the SEC for any amendment to the Rights Offering Registration Statement or any amendment or supplement to the Prospectus or the receipt of any comments from the SEC relating to the Rights Offering Registration Statement or any other Time of Sale Information or any other request by the SEC for any additional information; (v) of the issuance by the SEC of any order suspending the effectiveness of the Distribution Registration Statement or the Rights Offering Registration Statement or preventing or suspending the use of a Prospectus, any amendment or supplement to a Prospectus or the initiation or threatening of any proceeding for that purpose or pursuant to the Securities Act; (vi) of the occurrence of any event within the Prospectus delivery period as a result of which a Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances existing when a Prospectus is delivered to an Investor, not misleading; (vii) of the receipt by the Company of any notice of objection of the SEC to the use of the Distribution Registration Statement or the Rights Offering Registration Statement, any post-effective amendment thereto or any other Time of Sale Information pursuant to Rule 401(g)(2) under the Securities Act; and (viii) of the receipt by the Company of any notice with respect to any suspension of the qualification (if any) of the Investor Rights Shares or Investor Backstop Shares for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and the Company will use its reasonable best efforts to prevent the issuance of any such order suspending the effectiveness of the Distribution Registration Statement, preventing or suspending the use of a Prospectus, any amendment or supplement to a Prospectus or any other Time of Sale Information or suspending the such qualification (if any) of the Investor Rights Shares or the Investor Backstop Shares and, if any such order is issued, will obtain as soon as possible the withdrawal thereof.
          Section 5. Conditions to Closing.
          5.1 Conditions to the Investors’ Obligations to Purchase the Investor Backstop Shares. The obligation of the Investors to consummate the purchase of the Investor Backstop Shares shall be subject to the satisfaction of each of the following conditions on the Investor Backstop Closing Date, each of which conditions may be waived in writing in the sole discretion of the Investors:
          (a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all respects as of the date when made and as of such closing as though made on and as of such date.
          (b) Performance. The Company shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement and the Related Agreements to be performed, satisfied or complied with by it at or prior to such closing.
          (c) Officer’s Certificate. The Company shall have delivered to the Investors a certificate of a Responsible Officer dated as of the date of such closing certifying as to (i) the resolutions duly adopted by the board of directors of the Company, authorizing and approving its performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the Related Agreements and that such resolutions are in full force and effect, and (ii) the satisfaction of the conditions set forth in Section 5.1(a) and Section 5.1(b) hereof.
          (d) Good Standing Certificate. The Company shall have delivered to the Investors a certificate evidencing the formation and good standing of the Company issued by the Secretary of State (or comparable office) of the Company’s jurisdiction of formation and in each state where it is qualified to do business, as of a date within five (5) Business Days of the closing.

          (e) Stock Certificates. The Company shall have delivered to each of the Investors a certificate or certificates representing the shares of Common Stock purchased by the Investors at such closing.
          (f) Material Adverse Change. No event, development, change or circumstance shall have occurred that, individually or in the aggregate, shall have had, or that, individually or in the aggregate, would reasonably be expected to have, a Material Adverse Effect.
          (g) Governmental Entities. All authorizations, approvals, consents or permits, if any, of any Governmental Entity or regulatory body required in connection with the transactions contemplated by this Agreement shall have been duly obtained and shall be in full force and effect.
          (h) Registration Rights Agreement. The Company shall have duly executed and delivered a Registration Rights Agreement containing terms and conditions consistent with the terms and conditions described in a letter delivered to the Company as of the date hereof and otherwise in a form reasonably negotiated by the parties hereto and their legal counsel (the “Registration Rights Agreement”).
          (i) Sillerman Investment Agreement. The Sillerman Investment Agreement shall not have been amended or modified and shall be in full force and effect, no material default shall have occurred thereunder and (without duplication) Sillerman shall have exercised and purchased the shares underlying all of his Rights in the Rights Offering, and shall have consummated his standby purchase of shares of Common Stock not purchased in the Rights Offering in accordance with the Sillerman Investment Agreement, for an aggregate purchase price that is not less than, and on terms that are not more favorable than, the terms of the Investors’ purchase of the Investor Backstop Shares pursuant to this Agreement (the “Sillerman Backstop Purchase”).
          (j) Legal Opinion. Legal counsel to the Company shall have delivered to the Investors a legal opinion dated as of the date of such closing in form and substance reasonably customary in transactions of the type contemplated hereby, and otherwise as reasonably agreed to by the parties hereto.
          (k) Litigation. There shall be no action, suit or proceeding pending, or threatened in writing, against the Company or its subsidiaries or any of their respective assets in any court or before any arbitrator of any kind or before or by any Governmental Entity that could reasonably be expected to prevent the Company from consummating the transactions contemplated hereby or that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
          (l) Certificate of Designation. The Company shall have duly filed, with the Delaware Secretary of State, the Certificate of Designation, in form and substance satisfactory to the Investors and consistent with the terms of this Agreement, governing the Special Preferred Stock and shall have issued, and delivered to the Designated Investor, a certificate representing one share of Special Preferred Stock.
          (m) Fees and Expenses. The Company shall have paid the Commitment Fee and the Investors’ fees and expenses pursuant to Section 4.9 and Section 4.10 hereof.
          (n) Rights Offering. The Company shall have consummated the Distribution and the Rights Offering, and the gross proceeds of the Rights Offering together with the gross proceeds from the purchase of the Sillerman Backstop Purchase, assuming the consummation of the sale of the Investor Backstop Shares as contemplated hereby, shall not be less than $95 million. The Rights Offering Registration Statement shall not disclose any material changes from the information disclosed in the Distribution Registration Statement with respect to the Company’s and its subsidiaries financial statements, results of operation, prospects or other information, financial or otherwise, including, without limitation, information regarding pending and threatened litigation, violations of law, and defaults under material agreements.
          (o) Detachability of Rights. The terms and conditions of the Rights Offering shall have provided that the Rights are freely tradable (i.e., that the exercise of a Right does not require the exercising party to own shares of Common Stock at any time, including the time of exercise).
          5.2 Conditions to Company’s Obligations. The obligation of the Company to issue the Investor Backstop Shares shall be subject to the satisfaction of each of the following conditions, in each case, on the date of such closing, each of which conditions may be waived in writing in the sole discretion of the Company:
          (a) Representations and Warranties. The representations and warranties of each of the Investors contained herein shall be true and correct in all material respects as of the date when made and as of such closing as though made on and as of such date.
          (b) Officer’s Certificate. Each of the Investors shall have delivered to the Company an officer’s certificate dated as of the date of the closing certifying that (i) the resolutions duly adopted by the governing body of the Investors, authorizing and approving its performance of the transactions contemplated hereby and the execution and delivery of this Agreement remain in full force and effect, and (ii) the condition set forth in Section 5.2(a) hereof has been satisfied.
          (c) Governmental Entities. All authorizations, approvals or permits, if any, of any Governmental Entity or regulatory body required in connection with the transactions contemplated by this Agreement, including, without limitation, lawful issuance and sale of the shares of Common Stock pursuant to this Agreement shall have been duly obtained and shall be in full force and effect on and as of the Investor Backstop Closing Date.

          (d) Rights Offering. The Company shall have consummated the Rights Offering; provided, however, that the parties hereto acknowledge, understand and agree that the Company shall have the sole right to consummate the Rights Offering or to terminate the Rights Offering.
          (e) Purchase Price. Each of the Investors shall have paid to the Company such Investor’s share of the purchase price for the Investor Backstop Shares.
          Section 6. Termination
          6.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Investor Backstop Closing Date:
          (a) by the mutual written consent of the Investors and the Company;
          (b) by either the Company or any of the Investors, if (i) the closing under the Rights Offering shall not have occurred on or before May 15, 2008, (ii) the Company shall not have exercised its rights pursuant to Section 1.2(a) hereof and the Backstop Closing Date shall not have occurred within twenty days after the consummation of the Rights Offering, or (iii) the closing of the Rights Offering shall not have occurred on or before April 1, 2008, and the Company is not, as of such date, using diligent efforts to continue to pursue consummation of the Rights Offering
          (c) by the Company or the Investors if any court or Governmental Entity shall have issued, enacted, entered, promulgated or enforced any law, order, judgment, decree, injunction or ruling or taken any other action (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such law, order, judgment, decree, injunction, ruling or other action shall have become final and non-appealable;
          (d) by the Company, (i) if there shall have occurred, on the part of either Investor, a breach of any representation, warranty, covenant or agreement of an Investor contained in this Agreement that is not curable or, if curable, is not cured within ten (10) calendar days after written notice of such breach is given by the Company to such Investor or (ii) upon the failure of a closing condition set forth in Section 5.2 hereof that is not curable;
          (e) by the Investors, (i) if there shall have occurred, on the part of the Company, a material breach of any representation, warranty, covenant or agreement contained in the this Agreement that is not curable or, if curable, is not cured on or prior to the earlier of (x) ten (10) calendar days after written notice of such breach is given by the Investors to the Company and (y) the date on which all conditions to the consummation of the transactions contemplated hereby not related to such breach have been satisfied or (ii) upon the failure of a closing condition set forth in Section 5.1 hereof that is not curable; and

          (f) by the Company in its sole discretion and without cause; provided, however, that the Company shall immediately pay the Commitment Fee in immediately available funds in accordance with Section 4.9 hereof to the extent not paid, and pay directly to the Investors’ legal counsel, or reimburse the Investors for, the fees and expenses of the Investors in accordance with Section 4.10 hereof and (without duplication) as contemplated by Section 6.3 hereof.
          6.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.1 above, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers, members or stockholders, other than pursuant to the provisions of this Section 6.2 and Section 6.3 below and other than any liability from any breach of any provision of this Agreement prior to such termination, all of which shall survive any such termination. In addition, the provisions of Section 7 shall survive any termination.
          6.3 Fees and Expenses. Upon any termination of this Agreement (unless due to a termination of this Agreement by the Company pursuant to Section 6.1(d)(i) hereof or unless at the time of termination by the Investors, the Company had the right to terminate this Agreement pursuant to Section 6.1(d)(i) but the Investors terminated this Agreement prior to any such termination by the Company), the Company shall immediately pay the Commitment Fee to the extent not paid and reimburse the Investors for the reasonable fees and expenses of their legal counsel in an aggregate amount not to exceed $250,000.
          Section 7. Indemnification; Survival of Representations and Warranties.
          7.1 Indemnification.
          (a) The Company shall indemnify, save and hold harmless each of the Investors, and all of their respective directors, officers, stockholders, employees, partners, members, managers, representatives, Affiliates, attorneys and agents and all of its respective heirs, successors, legal administrators and permitted assigns, and each Person who controls such Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of any such controlling Person (the “Indemnitees”), from and against all losses, claims, damages, liabilities, costs (including, without limitation, the costs of investigation and reasonable attorneys’ fees incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred) and expenses (collectively, “Losses”), joint or several, as incurred by any or all of the Indemnitees in connection with, as a result of or arising from or based on (i) the untruth, inaccuracy or breach of any the Company’s representations or warranties made herein, (ii) any breach or nonperformance of any of the covenants or agreements made by the Company pursuant to this Agreement or the Related Agreements, (iii) the Distribution or the Rights Offering, (iv) any untrue statement or alleged untrue statement of a material fact contained in the Distribution Registration Statement, the Rights Offering Registration Statement, any amendment or supplement to either thereof, or any other

Time of Sale Information or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, not misleading, or (v) any untrue statement or alleged untrue statement of a material fact contained in a Prospectus (or any amendment or supplement thereto) or any other Time of Sale Information, or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except in the case of the foregoing clauses (iv) and (v) insofar as such Losses arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Investor furnished to the Company in writing by such Investor expressly for use therein. This indemnification provision will be in addition to the rights of each and all of the Indemnitees to bring an action against the Company for breach of any term of this Agreement.
          (b) If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any Indemnitee in respect of which indemnification may be sought pursuant to any provision of this Section 7.1, the Indemnitee shall promptly notify the Person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under this Section 7.1 except to the extent that its ability to defend such matter has been materially prejudiced by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnitee otherwise than under this Section 7.1. If any such proceeding shall be brought or asserted against an Indemnitee and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person (who shall not, without the consent of the Indemnitee, be counsel to the Indemnifying Person) to represent the Indemnitee and any others entitled to indemnification pursuant to this Section 7.1 that the Indemnifying Party may designate in such proceeding and shall pay the fees and expenses of such proceeding and shall pay the fees and expenses of counsel related to such proceeding, as incurred. In any such proceeding, any Indemnitee shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (i) the Indemnifying Person and the Indemnitee shall have mutually agreed to the contrary; (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnitee; (iii) the Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnitee and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interest between them. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnitees, and that all such fees and expenses shall be reimbursed as they are incurred. Any such separate firm for any Investor, its Affiliates, directors and officers and any control persons of such Investor shall be designated in writing by the Investors. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnitee from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnitee shall have requested that an Indemnifying Person reimburse the Indemnitee for fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30) days after receipt by the Indemnifying Person of such request and (ii) the Indemnifying Person shall not have reimbursed the Indemnitee in accordance with such request prior to the date of such settlement. No Indemnifying Person shall, without the written consent of the Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which any Indemnitee is or could have been a party and indemnification could have been sought hereunder by such Indemnitee, unless such settlement (x) includes an unconditional release of such Indemnitee, in form and substance reasonably satisfactory to such Indemnitee, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnitee.
          (c) If the indemnification provided for in items (iv) or (v) of Section 7.1(a) hereof is unavailable to an Indemnitee or insufficient in respect of any Losses, then each Indemnifying Person under such provisions, in lieu of indemnifying such Indemnitee thereunder, shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Investors on the other hand from the transactions contemplated by the applicable registration statement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company on the one hand and the Investors on the other hand in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and the Investors on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Investors and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
          (d) The remedies provided for in this Section 7.1 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnitee at law or in equity.
          7.2 Survival of Representations and Warranties. All representations, warranties, covenants and agreements made pursuant to or in connection with this

Agreement and the Related Agreements and the closings hereunder (including the Investor Backstop Closing) will survive the execution and delivery of this Agreement (including, without limitation, the consummation of the Rights Offering and the Backstop Closing) indefinitely and all statements contained in any certificate, instrument or other writing delivered by or on behalf of any party hereto required to be made pursuant to the terms of this Agreement or the Related Agreements or required to be made in connection with or in contemplation of the transactions contemplated by this Agreement or the Related Agreements will constitute representations and warranties by such party pursuant to this Agreement and the Related Agreements.
          Section 8. Definitions.
          For purposes of this Agreement, the following terms will have the meaning set forth below:
          “Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition and the definition of “subsidiary,” “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and, in addition to the foregoing, a Person shall be deemed to control another Person if the controlling Person owns ten (10%) or more of any class of voting securities (or other ownership interest) of the controlled Person.
          “Affiliated Party Transaction” means any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any director, officer or Affiliate of the Company.
          “Agreement” has the meaning assigned to it in the Preamble hereof.
          “Board Observer” has the meaning assigned to it in Section 4.4(b) hereof.
          “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
          “capital stock” means any and all shares, interests, warrants, options, participations, rights to acquire or subscribe for, rights of conversion into, or other equivalents (however designated, whether voting or non-voting) in equity of the Company, whether now outstanding or issued subsequent hereto, including, without limitation, all series and classes of common stock and preferred stock.
          “Certificate of Designation” has the meaning assigned to in Section 4.3(a) hereof.

          “Code” has the meaning assigned to it in Section 2.18 hereof.
          “Common Stock” has the meaning assigned to it in the Preamble.
          “Commitment Fee” has the meaning assigned to it in Section 4.9 hereof.
          “Company” has the meaning assigned to it in the Preamble.
          “Designated Investor” shall mean The Huff Alternative Fund, L.P.
          “Distribution” has the meaning assigned to it in the Preamble.
          “Distribution Registration Statement” has the meaning assigned to it in the Preamble.
          “Dollars” and “$” mean dollars in lawful currency of the United States of America.
          “ERISA” has the meaning assigned to in Section 2.18 hereof.
          “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.
          “$15 Million Tranche Number” has the meaning assigned to it in Section 1.2(b)(i) hereof.
          “Governmental Entity” shall mean any: (a) state, commonwealth, county, municipality, district or other domestic or foreign jurisdiction of any nature; (b) federal, state, local, municipal or other government; or (c) governmental or quasi governmental authority of any nature (including, but not limited to, any governmental division, subdivision, department, agency, registering authority, bureau, branch, office, commission, council, self-regulatory organization, board, instrumentality, officer, official, representative, organization, unit, body or Person and any court or other tribunal).
          “Indemnifying Person” has the meaning assigned to it in Section 7.1(b) hereof.
          “Indemnitees” has the meaning assigned to it in Section 7.1 hereof.
          “Investor” or “Investors” has the meaning assigned to it in the Preamble.
          “Investor Backstop Shares” has the meaning assigned to it in Section 1.2(c) hereof.
          “Investor Backstop Closing” has the meaning assigned to it in Section 1.2(d) hereof.

          “Investor Backstop Closing Date” has the meaning assigned to it in Section 1.2(d) hereof.
          “Investor Director” has the meaning assigned to it in Section 4.4(a) hereof.
          “Investor Distribution Shares” has the meaning assigned to it in the Preamble.
          “Investor Rights Shares” means any shares of Common Stock that the Investors, or either of them, may purchase pursuant to the rights they obtain by virtue of being stockholders of the Company pursuant to the Rights Offering; for the avoidance of doubt, “Investor Rights Shares” shall not include Investor Backstop Shares.
          “Investor Shares” has the meaning assigned to it in Section 1.2(c) hereof.
          “Knowledge” of any Person means (a) the actual knowledge of such Person and (b) any knowledge that should have been acquired by such Person from making reasonable investigation consistent with the management of his, her or its business affairs; provided, however, that, in the case of the Company, “Knowledge” shall mean the knowledge (as defined herein) of the Responsible Officers thereof.
          “Lien” means any mortgage, pledge, security interest, encumbrance, lien, claim, transfer restriction, litigation or charge of any kind whatsoever (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).
          “Losses” has the meaning assigned to it in Section 7.1(a) hereof.
          “Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets, properties or prospects of the Company and its subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except for (i) any change or effect resulting from general economic, financial or market conditions other than any such change that has an effect on the Company that is substantially and disproportionately larger than on other companies generally or (ii) any change or effect resulting from conditions or circumstances generally affecting the real estate development industry other than any such change that has an effect on the Company that is substantially and disproportionately larger than on the industry generally; (b) the ability of the Company to perform its obligations under this Agreement or the Related Agreements; (c) the validity or enforceability of this Agreement or the Related Agreements; or (d) the death of Robert F.X. Sillerman.
          “Maximum Number of Backstop Shares” has the meaning assigned to it in Section 1.2(b) hereof.
          “New York Court” has the meaning assigned to it in Section 9.5 hereof.

          “Person” includes all natural persons, corporations, business trusts, limited liability companies, associations, companies, partnerships, joint ventures and other entities, as well as governments and their respective agencies and political subdivisions.
          “Plan” has the meaning assigned to it in Section 2.18 hereof.
          “Related Agreements” means the Registration Rights Agreement and any other agreement executed and delivered by the Company to pursuant to or in connection with the transactions contemplated by this Agreement.
          “Responsible Officer” means the Robert F.X. Sillerman (who will be the Company’s Chairman and Chief Executive Officer immediately following the Distribution), Paul C. Kanavos (the Company’s President), Brett Torino (who is the Company’s Chairman – Las Vegas Division) Mitchell, C. Nelson (the Company’s Executive Vice President) and Thomas P. Benson (who will be the Company’s Chief Financial Officer immediately following the Distribution).
          “Registration Rights Agreement” has the meaning assigned to it in Section 5.1(h) hereof.
          “Right” or “Rights” has the meaning assigned to it in the Preamble.
          “Rights Offering” has the meaning assigned to it in the Preamble.
          “Rights Offering Registration Statement” has the meaning assigned to it in Section 1.3(a) hereof.
          “Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.
          “SEC” has the meaning assigned to it in the Preamble.
          “Sillerman Backstop Purchase” has the meaning assigned to it in Section 5.1(i) hereof.
          “Sillerman Investment Agreement” has the meaning assigned to it in Section 2.10 hereof.
          “SOXA” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.
          “Special Committee” has the meaning assigned to it in Section 4.3(c)(ii) hereof.
          “Special Preferred Stock” has the meaning assigned to it in Section 4.3(a) hereof.

          “Special Preferred Stock Creation Date” has the meaning assigned to it in Section 4.3(a) hereof.
          “Subscription Price” shall mean the lesser of (i) $10.00 per share (after giving effect to the 10 for 1 reverse stock split contemplated in connection with the Distribution), (ii) the cash price per share of Common Stock being paid pursuant to the Rights Offering, or (iii) the most favorable price offered by the Company to any other Person who purchases any shares of Common Stock in the Rights Offering or pursuant to any standby purchase or backstop commitment with respect to shares of Common Stock not purchased in the Rights Offering, subject to appropriate adjustments to give effect to stock splits, stock dividends, recapitalizations and similar transactions affecting the Company’s capital.
          “subsidiary” any Person directly or indirectly controlled (as defined in the definition of “Affiliate”) by another Person.
          “Time of Sale Information” means, collectively, each “free-writing prospectus” (as defined pursuant to Rule 405 under the Securities Act).
          Section 9. Miscellaneous.
          9.1 Notices. Any notice or other communication required or which may be given pursuant to this Agreement will be in writing and either delivered personally to the addressee, telecopied to the addressee, sent via electronic mail or mailed, certified or registered mail, postage prepaid, and will be deemed given and received when so delivered personally, telecopied, or sent via electronic mail, or, if mailed, five (5) days after the date of mailing, as follows:
     (i) if to the Investors, to the address set forth on Schedule 1 hereto.
     (ii) if to the Company, to:
FX Real Estate and Entertainment Inc.
650 Madison Avenue
New York, New York 10022
Facsimile: (212) 980-4455
E-Mail: mitchell.nelson@flagluxury.com
Attn: Mitchell J. Nelson, Esq.
With a copy to:
Troutman Sanders LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Facsimile: (212) 704-6288
E-Mail: timothy.kahler@troutmansanders.com

Attn: Timothy I. Kahler, Esq.
          and Richard G. Cushing, Esq.
          9.2 Assignment. This Agreement will be binding upon and inure to the benefit of each and all of the parties to this Agreement, and neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties to this Agreement without the prior written consent of the other parties, except that the Investors may purchase any or all of the Investor Shares as nominee. Nothing in this Section 9.2 shall be deemed to prohibit or restrict any Investor’s right to, directly or indirectly, sell, pledge, hypothecate, grant a security interest in, transfer, assign or otherwise dispose of shares of Common Stock or any interest therein, whether with or without consideration and whether voluntarily or involuntarily or by operation of law, to any Person.
          9.3 Entire Agreement. This Agreement contains the entire agreement by and between the Company and the Investors with respect to the transactions contemplated by this Agreement and supersedes all prior agreements and representations, written or oral, with respect thereto.
          9.4 Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms, provisions and conditions of this Agreement may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.
          9.5 Governing Law; Jurisdiction; Venue; Process. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. Each party hereby irrevocably submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York located in New York, New York or the United States District Court for the Southern District of New York, and any appellate court from any such court (as applicable, a “New York Court”), in any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment resulting from any such suit, action or proceeding, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in the New York Court. Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the New York Court, (ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (iii) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party. Each party irrevocably consents to service of process in any manner permitted by law. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of New York for any purpose except as relates to this Agreement and the Related Agreements, and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement.
          9.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. All such counterparts shall be deemed an original, will be construed together and shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or other means of electronic transmission (including by PDF file) shall be effective as delivery of an original counterpart of this Agreement.
          9.7 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
          9.8 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.
[The remainder of this page is intentionally blank.]

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

FX REAL ESTATE AND ENTERTAINMENT INC.

By:	/s/ Mitchell J. Nelson

Name: Mitchell J. Nelson
Title: Executive Vice President

THE HUFF ALTERNATIVE FUND, L.P.

By:	WRH Partners II, LLC,
its General Partner

By:	/s/ Bryan Bloom

Name: Bryan Bloom
Title: Counsel

THE HUFF ALTERNATIVE PARALLEL FUND, L.P.

By:	WRH Partners II, LLC,
its General Partner

By:	/s/ Bryan Bloom

Name: Bryan Bloom
Title: Counsel

SCHEDULE 1

Name	Address
The Huff Alternative Fund, L.P.	1776 On the Green 67 Park Place Morristown, New Jersey 07960 E-Mail: beb@huffcompanies.com Facsimile: (973) 984-5818 Attention: Bryan Bloom, Esq.

Copies to: Nixon Peabody LLP 437 Madison Avenue New York, New York 10022 Facsimile: (866) 947-2363 E-Mail: lwiesenberg@nixonpeabody.com Attn: Lauren E. Wiesenberg, Esq.

The Huff Alternative Parallel Fund, L.P.	1776 On the Green 67 Park Place Morristown, New Jersey 07960 Facsimile: (973) 984-5818 E-Mail: beb@huffcompanies.com Attention: Bryan Bloom, Esq.

Copies to: Nixon Peabody LLP 437 Madison Avenue New York, New York 10022 Facsimile: (866) 947-2363 E-Mail: lwiesenberg@nixonpeabody.com Attn: Lauren E. Wiesenberg, Esq.